Exhibit 10(n)

FORM OF

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Canadian Version)

(with related Dividend Equivalent Rights)

Tim Hortons Inc.

[Date]

THIS AGREEMENT, made effective as of the              day of             , 200    (the “Date of Grant”), is between Tim Hortons Inc., a Delaware corporation (the “Company”),             , a             (the “Employer”) and             (the “Grantee”) (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. 2006 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, pursuant to Section 4.2 of the Plan, the Committee has determined to grant to the Grantee on the Date of Grant an Award of Stock Units with related Dividend Equivalent Rights as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company and its Subsidiaries; and

WHEREAS, the Award is evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the Award.

NOW, THEREFORE, the Parties agree as follows:

1.	Award.

1.1	The Company hereby grants to the Grantee in respect of employment services provided by the Grantee to the Employer in 20 an award (the “Award”) of Stock Units with an equal number of related Dividend Equivalent Rights. The Restricted Stock Units and related Dividend Equivalent Rights granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 8 hereof. Subject to Section 6 hereof, each Restricted Stock Unit represents the right to receive, at the option of the Company, (i) one (1) Share from the Company, (ii) cash delivered to a broker to acquire one (1) share on Grantee’s behalf, or (iii) one (1) Share delivered by the Trustee (as defined in Section 7), in any case at the time and in the manner set forth in Section 7 hereof.

1.2	Each Dividend Equivalent Right represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Share represented by the

Restricted Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any amount related to cash dividends shall be converted into additional Restricted Stock Units based on the Fair Market Value of a Share on the date such dividend is made (provided that no fractional Restricted Stock Units shall be granted). Any additional Restricted Stock Units granted pursuant to this Section shall be subject to the same terms and conditions applicable to the Restricted Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 8, inclusive, of this Agreement. In the event that a Restricted Stock Unit is forfeited pursuant to Section 6 hereof, the related Dividend Equivalent Right shall also be forfeited.

1.3	This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions on Transfer.

The Restricted Stock Units and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3.	Vesting.

Except as otherwise provided in this Agreement, one-third (1/3) of the number of Restricted Stock Units granted hereunder (rounded down to the next whole Stock Unit, if necessary) shall vest on each of May 1, 200             May 1, 200             and November 1, 200             (each, a “Vesting Date”).

4.	Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled or if the Grantee is terminated without Cause in connection with the disposition of one or more restaurants or other assets of the Company or its Subsidiaries or the sale or disposition of a Subsidiary, in each case if such termination occurs on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination. For purposes of this Agreement, Retirement shall mean termination of employment after attaining age 60 with at least 10 years of service (as defined in the Company’s qualified retirement plans) other than by death, disability or for Cause.

5.	Effect of Change in Control.

In the event of a Change in Control, which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code, at any time on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

6.	Forfeiture of Stock Units.

Except as otherwise provided in this Agreement, any and all Restricted Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(a)	the termination of the Grantee’s employment with the Company or any Subsidiary for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(b)	the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.	Satisfaction of Stock Units.

In order to satisfy Restricted Stock Units upon vesting pursuant to this Agreement, the Company shall, at its option either (i) at the time of vesting, issue treasury Shares to the Grantee (or, if applicable, the Grantee’s estate); (ii) at the time of vesting, deliver cash to a broker designated by the Company who, as agent for the Grantee, shall purchase the appropriate number of Shares on the open market; (iii) prior to the time of vesting, contribute cash to a trust fund to be used by the trustee thereof (the “Trustee”) to purchase Shares for the purpose of satisfying the Grantee’s entitlements under this Agreement, which Shares shall be held by the Trustee, and, at the time of vesting, direct that the Trustee deliver to the Grantee on the Vesting Date or as soon as administratively practicable thereafter, and in any event no later than December 31, 20        , the appropriate number of Shares; or (iv) any combination of the above.

The aggregate number of Shares issued by the Company, purchased by a broker for the Grantee or delivered by the Trustee to a Grantee at any particular time pursuant to this Section 7 shall correspond to the number of Restricted Stock Units that become vested at that time, after taking into account any reduction to the number of Shares as may be required under Section 10 of this Agreement.

The Company will satisfy its obligations in this Section 7 on each Vesting Date or as soon as administratively practicable and in any event no later than December 31, 200    ; however, with respect to Restricted Stock Units that become vested pursuant to Section 4 as a result of the Grantee’s Retirement or upon becoming Disabled (other than a disability within the meaning of Section 409A of the Code), if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of such vesting, the Company shall satisfy its obligations in this Section 7 by the earlier of (i) the date otherwise required by this Section 7 and (ii) as soon as administratively practicable after the first day of the calendar month following the date which is six (6) months after the date on which the Restricted Stock Units become so vested.

Any of the Company’s obligations in this Section 7 may be satisfied by TDL or the Employer.

8.	Execution of the Award.

The grant of the Restricted Stock Units and Dividend Equivalent Rights to the Grantee pursuant to the Award shall be conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than April     , 200     (the “Grantee Return Date”); provided that if the Grantee’s Restricted Stock Units that would otherwise vest pursuant to Section 4 or 5 before the Grantee Return Date, this requirement shall be deemed to have been satisfied immediately before such vesting.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10.	Withholding of Taxes.

Prior to (i) the delivery to the Grantee (or the Grantee’s estate, if applicable) of treasury Shares, (ii) the delivery of cash to a broker to purchase and deliver Shares, or (iii) the delivery by the Trustee of shares pursuant to the Trust Agreement, in each case pursuant to Sections 1 and 7 hereof, the Company, the Employer or the Trustee, as the case may be, shall be entitled to withhold from such Shares or cash, as the case may be, an amount of Shares or cash having an aggregate Fair Market Value equal to the applicable income taxes and other amounts as may be required by law or, if it so determines, relevant governmental administrative practice, to be withheld by the Company, the Employer or the Trustee, as the case may be, with respect to the delivery of such Shares or cash and shall be entitled to make other appropriate arrangements in connection with the required withholding obligations.

11.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto.

13.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

15.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16.	Language

The Parties hereto acknowledge that they have requested that this Agreement and all documents ancillary thereto, including all the documentation provided to the Grantee in respect of the Award, be drafted in the English language only. Les Parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents y afférents, y compris toute la documentation transmise au bénéficiaire relativement à l’octroi des droits prévu aux présentes,soient rédigés en langue anglaise seulement.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

18.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

19.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

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TIM HORTONS INC.

by
Name:
Title:

[EMPLOYER]

by
Name:
Title:

[GRANTEE]

by
Name:
Title: